Exhibit 3.17

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

NuCO2 Supply LLC

This Amended and Restated Limited Liability Company Agreement (together with the schedules attached hereto, this “Agreement”) of NuCO2 Supply LLC (the “Company”), is entered into by NuCO2 Funding LLC, a Delaware limited liability company, as the sole equity member of the Company (the “Member”), and Michelle Dreyer, as the initial Independent Manager (as defined on Schedule A hereto).  Capitalized terms used and not otherwise defined herein have the meanings set forth on Schedule A hereto.

WHEREAS, the Member formed the Company pursuant to that certain Certificate of Formation and that certain Limited Liability Company Agreement of the Company, dated as of February 21, 2008 (the “Initial Agreement”); and

WHEREAS, by execution of a counterpart signature page to this Agreement, the Member hereby evidences its intent to amend and restate the Initial Agreement in its entirety and to continue the Company as a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §§ 18-101, et seq.), as amended from time to time (the “Act”).

NOW THEREFORE, the Member, by execution of this Agreement, hereby continues the Company as a limited liability company pursuant to and in accordance with the Act, and this Agreement, and the Member and the initial Independent Manager hereby agree as follows:

Section 1.              Name.

The name of the limited liability company continued hereby is NuCO2 Supply LLC.

Section 2.              Principal Business Office.

The principal business office of the Company shall be located at 2800 S.E. Market Place, Stuart, Florida 34997, or such other location as may hereafter be determined by the Member.

Section 3.              Registered Office.

The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19808.

Section 4.              Registered Agent.

The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware are Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19808.

Section 5.              Members.

(a)           The mailing address of the Member is set forth on Schedule B attached hereto.  The Member was admitted to the Company as a member of the Company simultaneously with its execution of a counterpart signature page to the Initial Agreement.

(b)           Subject to Section 9(c), the Member may act by written consent.

(c)           Upon the occurrence of any event that causes the Member to cease to be a member of the Company (other than (i) upon an assignment by the Member of all of its limited liability company interest in the Company and the admission of the transferee pursuant to Sections 19 and 21, or (ii) the resignation of the Member and the admission of an additional member of the Company pursuant to Sections 20 and 21), the person acting as the Independent Manager pursuant to Section 10 shall, without any action of any Person and simultaneously with the Member ceasing to be a member of the Company, automatically be admitted to the Company as the Special Member and shall continue the Company without dissolution.  The Special Member may not resign from the Company or transfer its rights as Special Member unless (i) a successor Special Member has been admitted to the Company as the Special Member by executing a counterpart to this Agreement and (ii) such successor has also accepted its appointment as the Independent Manager pursuant to Section 10; provided, however, the Special Member shall automatically cease to be a member of the Company upon the admission to the Company of a substitute Member.  The Special Member shall be a member of the Company that has no interest in the profits, losses and capital of the Company and has no right to receive any distributions of Company assets.  Pursuant to Section 18-301 of the Act, the Special Member shall not be required to make any capital contributions to the Company and shall not receive a limited liability company interest in the Company.  The Special Member, in its capacity as Special Member, may not bind the Company.  Except as required by any mandatory provision of the Act or this Agreement, the Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, the Company, including, without limitation, the merger, consolidation or conversion of the Company.  In order to reflect its agreement to be admitted to the Company as the Special Member, the person acting as the Independent Manager pursuant to Section 10 shall execute a counterpart to this Agreement.  Prior to its admission to the Company as the Special Member, the person acting as the Independent Manager pursuant to Section 10 shall not be a member of the Company.

Section 6.              Certificates.

Olumide Owoo, an “authorized person”, executed, delivered and filed the initial Certificate of Formation with the Secretary of State of the State of Delaware.  Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, his powers as an “authorized person” ceased, and the Member thereupon became the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Act.  The Member shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act and this Agreement.

Section 7.              Purposes.  The purpose to be conducted or promoted by the Company is to engage in the following activities:

(i)            pursuant to the Contribution Agreement and otherwise on an on-going basis, to acquire the following from the Member: Equipment, Supply Contracts, Leases, use and occupancy licenses with respect to certain Leases and related products and proceeds of the foregoing from the Member;

(ii)           to own and perform, and to hold, maintain, manage, develop, finance, pledge, encumber, mortgage, sell, license, dispose of and otherwise deal with, the Supply Contracts and Leases and proceeds thereof;

(iii)          to solicit, negotiate, enter into and perform new Supply Contracts or Leases and to amend or terminate any such new Supply Contracts or Leases or any Supply Contracts and Leases;

(iv)          to own and perform, and to hold, maintain, manage, develop, finance, pledge, encumber, mortgage, sell, license, dispose of and otherwise deal with the Equipment and proceeds thereof;

(v)           to negotiate for and acquire, and to own, hold, maintain, manage, develop, finance, pledge, encumber, mortgage, sell, license, dispose of and otherwise deal with, new Equipment;

(vi)          to enter into, own and perform, hold, maintain, manage, finance, pledge, encumber, mortgage, dispose of, amend and otherwise deal with a delivery and customer services agreement between the Company and its Affiliate, NuCO2 LLC (the “Contract Holder”), pursuant to which the Company will provide those services specified therein, including those services which the Contract Holder is obligated to provide to its customers under its contracts with such customers;

(vii)         to acquire, own and perform, and to hold, maintain, manage, finance, pledge, encumber, mortgage, and otherwise deal with, a sub-license with the Contract Holder, pursuant to which the Contract Holder will grant to the Company certain rights related to Intellectual Property;

(viii)        to enter into, own and perform, and to hold, maintain, manage, finance, pledge, encumber, mortgage, dispose of, amend and otherwise deal with, a non-U.S. intellectual property rights agreement between the Company, its Member, the Contract Holder, NuCO2 IP LLC (the “IP Holder”) and NuCO2 Inc. (“NuCO2”), pursuant to which the Company, its Member and certain of its Affiliates will assign to NuCO2 certain non-U.S. intellectual property rights that they create, develop, author or acquire;

(ix)          to enter into, own and perform, and to hold, maintain, manage, finance, pledge, encumber, mortgage, dispose of, amend and otherwise deal with an employee services agreement between the Company and its Affiliate, NuCO2 Management LLC (the “Employee Company”), pursuant to which the Employee Company will provide to the Company any and all personnel required by the Company to enable it to (i) deliver Bulk Gas to third parties (each, a “Customer”), (ii) install, maintain, refurbish and fill Bulk Gas systems on behalf of Customers and Affiliates, (iii) install, use, maintain and refurbish Bulk Gas delivery and storage equipment on behalf of Customers and Affiliates, (iv) provide Customer support and administrative services including without limitation, a service call center, (v) perform Customer billing, accounts receivable, payment processing, account posting and collections functions, (vi) perform accounts payable functions, (vii) negotiate, enter into and otherwise deal with existing and future Supply Contracts and acquisitions of Equipment, (viii) negotiate, enter and otherwise deal with existing and future Leases for Service Locations and Equipment, (ix) perform human resources, payroll and employee benefits support functions, (x) negotiate, enter into and otherwise deal with existing and future utilities service providers and other suppliers and vendors to itself and Affiliates and (xi) otherwise support the management of Affiliates that directly or indirectly provide Bulk Gas delivery and other services to Customers.  In furtherance of the aforementioned duties, the Company will grant to the Employee Company an  Intellectual Property sub-license in the employee services agreement;

(x)           to enter into, own and perform, and to hold, maintain, manage, finance, pledge, encumber, mortgage, dispose of, amend and otherwise deal with, a transaction management agreement among the Company, certain Affiliates and the Employee Company, pursuant to which the Employee Company will provide certain management and administrative services to the Company;

(xi)          to enter into, own and perform, and to hold, maintain, manage, finance, pledge, encumber, mortgage, dispose of, amend and otherwise deal with, a replacement management agreement among the Company, certain Affiliates and a replacement manager, pursuant to which such replacement manager will provide certain replacement management and administrative services to the Company;

(xii)         to act as a co-issuer, enter into and perform guarantees of any debt instruments issued by its Member, including any amendments thereto, and to secure such guarantees with all or any portion of its assets;

(xiii)        to the extent that it may find it necessary, convenient, desirable or advisable, to guarantee the performance of any obligations of the Contract Holder, the IP Holder or its Member;

(xiv)        to enter into and perform its obligations under the Basic Documents to which it is a party and to negotiate, enter into and perform any necessary amendments to such agreements or to any of the other agreements referred to above;

(xv)         to the extent that it may find it necessary, convenient, desirable or advisable, to form and or manage Subsidiaries to acquire, own, perform under, hold, maintain, manage, develop, finance, pledge, encumber, mortgage, sell, dispose of and otherwise deal with its assets;

(xvi)        to the extent permitted under the Basic Documents, own, lease, hold, maintain, manage, finance, pledge, encumber, mortgage, dispose of and otherwise deal with Service Locations; and

(xvii)       to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State of Delaware that are related or incidental to or necessary, convenient, desirable or advisable for the accomplishment of the above-mentioned purposes.

Section 8.              Powers.

(a)           Subject to Section 9(c), the Company, and the Member on behalf of the Company, (i) shall have and exercise all powers necessary, convenient or incidental to accomplish its purposes as set forth in Section 7 and (ii) shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

(b)           The Company, and the Member on behalf of the Company, may enter into and perform its obligations under the Basic Documents to which it is a party and enter into all documents, agreements, instruments, certificates or financing statements contemplated thereby or related thereto, including any amendments thereto, all without any further act, vote or approval of any Independent Manager or other Person notwithstanding any other provision of this Agreement or the Act.  The foregoing authorization shall not be deemed a restriction on the powers of the Member to enter into or amend any other agreements or documents on behalf of the Company.

Section 9.              Management.

(a)           Member Management.  Subject to Section 9(c), the business and affairs of the Company shall be managed by or under the direction of the Member.

(b)           Powers.  Subject to Section 9(c), the Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise.  Subject to Section 7 and this Section 9, the Member has the authority to bind the Company.

(c)           Limitations on the Company’s Activities.

(i)            This Section 9(c) is being adopted in order to comply with certain provisions required in order to qualify the Company as a “special purpose” entity.

(ii)           The Member shall not, so long as any Obligation is outstanding, amend, alter, change or repeal the definition of “Independent Manager” or Sections 5(c), 7, 8, 9, 10, 15, 18, 19, 20, 21, 22, 23, 24, 27 or 29 or Schedule A of this Agreement without the unanimous written consent of the Member and the Independent Manager.  Subject to this Section 9(c), the Member reserves the right to amend, alter, change or repeal any provisions contained in this Agreement in accordance with Section 29.

(iii)          Notwithstanding any other provision of this Agreement and any provision of law that otherwise so empowers the Company, the Member, the Independent Manager or any other Person, so long as any Obligation is outstanding, none of the Member, the Independent Manager or any other Person shall be authorized or empowered, nor shall they permit the Company, without the prior unanimous written consent of the Member and the Independent Manager, to take any Material Action; provided, however, that, so long as any Obligation is outstanding, the Member may not vote on, or authorize the taking of, any Material Action unless there is at least one Independent Manager then serving in such capacity.

(iv)          The Member shall cause the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises.  The Member also shall cause the Company to, except as contemplated by the Basic Documents:

(A)          keep and maintain its own accurate and separate books and records and its own bank accounts;

(B)          at all times hold itself out to the public and all other Persons as a legal entity separate from the Member and any other Person;

(C)          file its own tax returns, if any, as may be required under applicable law, to the extent (1) not part of a consolidated group filing a consolidated return or returns or (2) not treated as a division for tax purposes of another taxpayer, and pay any taxes so required to be paid under applicable law;

(D)          not commingle its assets with assets of any other Person;

(E)           conduct its business and hold its assets in its own name and strictly comply with all organizational formalities to maintain its separate existence;

(F)           maintain separate financial statements, provided that the foregoing shall not prohibit the Company from being included in consolidated financial statements of the Member or any direct or indirect parent of the Member where required by applicable accounting standards;

(G)          pay its own liabilities only out of its own funds;

(H)          maintain an arm’s length relationship with its Affiliates and the Member (the Basic Documents being hereby deemed to satisfy such standard);

(I)            pay the salaries of its own employees, if any;

(J)            not hold out its credit or assets as being available to satisfy the obligations of others;

(K)          allocate fairly and reasonably any overhead for shared office space and pay or reimburse the cost thereof out of its own funds;

(L)           use separate stationery, invoices and checks;

(M)         not pledge its assets for the benefit of any other Person;

(N)          correct any known misunderstanding regarding its separate identity;

(O)          maintain adequate capital in light of its contemplated business purpose, transactions and liabilities; provided, however, the foregoing shall not require the Member to make any additional capital contributions to the Company;

(P)           observe all Delaware limited liability company formalities;

(Q)          not acquire any securities of the Member; and

(R)          cause any agents and other representatives of the Company to act at all times with respect to the Company consistently and in furtherance of the foregoing;

provided that the failure of the Company, or the Member on behalf of the Company, to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of the Company as a separate legal entity or the limited liability of the Member; and provided further, that the entering into and performance by the Company of the Basic Documents in accordance with the terms and conditions thereof shall not be deemed to have caused the Company to have violated, or to have failed to comply with, any of the foregoing covenants set forth in this Section 9(c)(iv) or any other covenants contained in this Agreement.

(v)           So long as any Obligation is outstanding, to the fullest extent permitted by law the Member shall not cause or permit the Company to, except as required, permitted or contemplated by the Basic Documents:

(A)          guarantee any obligation of any Person, including any Affiliate;

(B)          engage, directly or indirectly, in any business other than the actions required or permitted to be performed under Section 7 or this Section 9(c);

(C)          incur, create or assume any indebtedness;

(D)          make or permit to remain outstanding any loan or advance to or investment in, or own or acquire any stock or securities of, any Person;

(E)           engage in any Material Action unless it has first obtained any approvals required under this Agreement; or

(F)           form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other) other than in accordance with Section 7(xv) of this Agreement.

Section 10.            Independent Manager.

As long as any Obligation is outstanding, the Member shall cause the Company at all times to have at least one Independent Manager who will be appointed by the Member.  The initial Independent Manager appointed by the Member is Michelle Dreyer.  To the fullest extent permitted by law, including Section 18-1101(c) of the Act, the Independent Manager shall consider only the interests of the Company, including its respective creditors, in acting or otherwise voting on any Material Action.  Unless otherwise restricted by law, the Independent Manager may resign, with or without cause, at any time, and any vacancy caused by any such resignation shall be filled by action of the Member.  Unless otherwise restricted by law, the Independent Manager may be removed, with or without cause, at any time by the Member, and any vacancy caused by any such removal may be filled by action of the Member.  Notwithstanding the foregoing, to the fullest extent permitted by law, no resignation or removal of the Independent Manager, and no appointment of a successor Independent Manager, shall be effective until such successor (i) shall have accepted his or her appointment as an Independent Manager by a written instrument, which may be a counterpart signature page to this Agreement or the Management Agreement, and (ii) shall have executed a counterpart to this Agreement as required by Section 5(c).  In the event of a vacancy in the position of Independent Manager, the Member shall, as soon as practicable, appoint a successor Independent Manager.  All right, power and authority of the Independent Manager shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in this Agreement.  Except as provided in the third sentence of this Section 10, in exercising its rights and performing its duties under this Agreement, the Independent Manager shall have a fiduciary duty of loyalty and care similar to that of a director of a business corporation organized under the General Corporation Law of the State of Delaware.  The Independent Manager shall not at any time serve as trustee in bankruptcy for any Affiliate of the Company.

Section 11.            Limited Liability.

Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and none of the Member, the Special Member or the Independent Manager shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member, Special Member or Independent Manager of the Company.

Section 12.            Capital Contributions.

The Member has contributed to the Company property of an agreed value as listed on Schedule B attached hereto.  In accordance with Section 5(c), the Special Member shall not be required to make any capital contributions to the Company.

Section 13.            Additional Contributions.

The Member is not required to make any additional capital contribution to the Company. However, the Member may make additional capital contributions to the Company at any time.  The provisions of this Agreement, including this Section 13, are intended to benefit the Member and the Special Member and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company (other than Covered Persons) (and no such creditor of the Company (other than Covered Persons) shall be a third-party beneficiary of this Agreement) and the Member and the Special Member shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement.

Section 14.            Allocation of Profits and Losses.

The Company’s profits and losses shall be allocated to the Member.

Section 15.            Distributions.

Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.  Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Member on account of its interest in the Company if such distribution would violate the Act or any other applicable law or any Basic Document.

Section 16.            Books and Records.

The Member shall keep or cause to be kept complete and accurate books of account and records with respect to the Company’s business.  The books of the Company shall at all times be maintained by the Member.  The Company’s books of account shall be kept using the method of accounting determined by the Member.  The Company’s independent auditor, if any, shall be an independent public accounting firm selected by the Member.

Section 17.            Other Business.

Notwithstanding any duty otherwise existing or anything to the contrary at law (whether common or statutory) or in equity, the Member, the Special Member, the Independent Manager, any employee or agent of the Company and any Affiliate of the Member, the Special Member or the Independent Manager may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others, and the Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

Section 18.            Exculpation and Indemnification.

(a)           To the fullest extent permitted by applicable law, none of the Member, the Independent Manager, the Special Member, any employee or agent of the Company or any employee, representative, agent or Affiliate of the Member, the Independent Manager or the Special Member (collectively, the “Covered Persons”) shall be liable to the Company or any other Person that is a party to or is otherwise bound by this Agreement or who has an interest in or claim against the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct.

(b)           To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 18 by the Company shall be provided out of and to the extent of Company assets only, and the Member, the Independent Manager and the Special Member shall not have personal liability on account thereof; and provided further, that so long as any Obligation is outstanding, no indemnity payment from funds of the Company (as distinct from funds from other sources, such as insurance) of any indemnity under this Section 18 shall be made from amounts currently required to be applied to payments on or reserves for the Obligations pursuant to the Basic Documents.

(c)           To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section 18.

(d)           A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

(e)           To the extent that, at law (whether common or statutory) or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall, to the fullest extent permitted by applicable law, not be liable to the Company, to any other Covered Person or to any other Person that is a party to or is otherwise bound by this Agreement for its good faith reliance on the provisions of this Agreement or any approval or authorization granted by the Company or any other Covered Person.  The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law (whether common or statutory) or in equity, are agreed by the Member, the Independent Manager and the Special Member to replace such other duties and liabilities of such Covered Person.

(f)            The foregoing provisions of this Section 18 shall survive any termination of this Agreement.

Section 19.            Assignments.

The Member may assign in whole or in part its limited liability company interest in the Company.  Subject to Section 21, the transferee of a limited liability company interest in the Company shall be admitted to the Company as a member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement.  If the Member transfers all of its limited liability company interest in the Company pursuant to this Section 19, the transferee shall become the Member and the transferor shall cease to be the Member simultaneously, but with effectiveness only upon admission of the transferee as the Member.  Notwithstanding anything in this Agreement to the contrary, any successor to the Member by merger or consolidation in compliance with the Basic Documents shall, without further act, be the Member hereunder, and such merger or consolidation shall not constitute an assignment for purposes of this Agreement and the Company shall continue without dissolution.

Section 20.            Resignation.

So long as any Obligation is outstanding, the Member may not resign, except as permitted under the Basic Documents.  If the Member is permitted to resign pursuant to this Section 20, an additional member of the Company shall be admitted to the Company, subject to Section 21, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement.  Such admission shall be deemed effective immediately prior to the resignation and, immediately following such admission, the resigning Member shall cease to be a member of the Company.

Section 21.            Admission of Additional Members.

Without limiting the provisions of Section 5(c) or 22(a), one or more additional members of the Company may be admitted to the Company with the written consent of the Member; provided, however, that, notwithstanding the foregoing, so long as any Obligation is outstanding, no additional Member may be admitted to the Company (other than pursuant to Section 5(c) or 22(a)).

Section 22.            Dissolution.

(a)           Subject to Section 9(c), the Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following:  (i) without limitation of the provisions of Section 5(c), the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act or (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.  If, following the application of the provisions of Section 5(c), there shall, for any reason, nevertheless occur any event that causes the last remaining member of the Company to cease to be a member of the Company, to the fullest extent permitted by law, the personal representative (as defined in the Act) of such member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining member of the Company in the Company.

(b)           Notwithstanding any other provision of this Agreement, the Bankruptcy, dissolution or death, as the case may be, of the Member or the Special Member shall not cause the Member or the Special Member, respectively, to cease to be a member of the Company or cause the Company to be dissolved or its affairs to be wound up and upon the occurrence of such an event, the Company shall continue without dissolution.

(c)           Notwithstanding any other provision of this Agreement, each of the Member and the Special Member waives any right it might have to agree in writing to dissolve the Company upon the Bankruptcy of the Member or the Special Member or the occurrence of an event that causes the Member or the Special Member to cease to be a member of the Company.

(d)           In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

(e)           The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Member in the manner provided for in this Agreement and (ii) the Certificate of Formation shall have been canceled in the manner required by the Act.

Section 23.            Waiver of Partition; Nature of Interest.

Except as otherwise expressly provided in this Agreement, to the fullest extent permitted by law, each of the Member and the Special Member hereby irrevocably waives any right or power that such Person might have to cause the Company or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Company, to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Company.  The Member shall not have any interest in any specific assets of the Company, and the Member shall not have the status of a creditor with respect to any distribution pursuant to Section 15 hereof.  The interest of the Member in the Company is personal property.

Section 24.            Benefits of Agreement; No Third-Party Rights.

None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company (other than Covered Persons) or by any creditor of the Member or the Special Member.  Nothing in this Agreement shall be deemed to create any right in any Person (other than Covered Persons) not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person (other than Covered Persons and except as provided in Section 27).

Section 25.            Severability of Provisions.

Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

Section 26.            Entire Agreement.

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

Section 27.            Binding Agreement.

Notwithstanding any other provision of this Agreement, the Member agrees that this Agreement, including, without limitation, Sections 7, 8, 9, 10, 15, 18, 19, 20, 21, 22, 23, 24, 27 and 29, constitutes a legal, valid and binding agreement of the Member, and is enforceable against the Member by the Independent Manager, in accordance with its terms.  In addition, the Independent Manager shall be an intended beneficiary of this Agreement.

Section 28.            Governing Law.

This Agreement shall be governed by and construed under the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.  The Member hereby consents to (i) the non-exclusive jurisdiction of the courts of the State of Delaware, and (ii) service of process in accordance with Section 31.

Section 29.            Amendments.

Subject to Section 9(c), this Agreement may be modified, altered, supplemented or amended pursuant to a written agreement executed and delivered by the Member, provided that for so long as the Obligations are outstanding and unless such amendment is to cure any ambiguity or to convert or supplement any provision in a manner consistent with the intent of this Agreement and the other Basic Documents, such amendment shall also require the consent of the Independent Manager and prior written notice of such amendment must be provided to the applicable Rating Agencies (as defined in the Indenture).

Section 30.            Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

Section 31.            Notices.

Any notices required to be delivered hereunder shall be in writing and personally delivered, mailed or sent by telecopy, electronic mail or other similar form of rapid transmission, and shall be deemed to have been duly given upon receipt (a) in the case of the Company, to the Company at its address in Section 2, (b) in the case of the Member, to the Member at its address as listed on Schedule B attached hereto and (c) in the case of either of the foregoing, at such other address as may be designated by written notice to the other party.

Section 32.            Tax Matters.

The Member expects and intends that the Company will be disregarded as an entity separate from the Member for all U.S. federal and state income tax purposes.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Amended and Restated Limited Liability Company Agreement as of the 28th  day of May,  2008.

MEMBER:

NuCO2 Funding LLC

By:	NuCO2 Inc., its Member

	By:	/s/ Eric M. Wechsler
Name: Eric M. Wechsler
Title: General Counsel

INDEPENDENT MANAGER:

/s/ Michelle Dreyer
Name: Michelle Dreyer

SCHEDULE A

Definitions

A.            Definitions

When used in this Agreement, the following terms not otherwise defined herein have the following meanings:

“Act” has the meaning set forth in the preamble to this Agreement.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person.

“Agreement” means this Amended and Restated Limited Liability Company Agreement of the Company, together with the schedules attached hereto, as amended, restated or supplemented or otherwise modified from time to time.

“Bankruptcy” means, with respect to any Person, if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (vii) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated.  The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

“Basic Documents” means this Agreement, the Management Agreement, the Indenture, the Related Documents and all documents, agreements, instruments, certificates and financing statements contemplated thereby, related thereto or delivered in connection therewith, and any and all amendments of any of the foregoing.

“Bulk Gas” means beverage grade bulk carbon dioxide and other liquid and/or high pressure gases.

“Certificate of Formation” means the initial Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on February 21, 2008, as amended or amended and restated from time to time.

“Company” means NuCO2 Supply LLC, a Delaware limited liability company.

“Contract Holder” has the meaning set forth in Section 7(vi).

“Contribution Agreement”  means the contribution agreement, and any amendments thereto, between the Member and the Company pursuant to which, among other things, certain Equipment, Supply Contracts, Leases, use and occupancy licenses with respect to certain Leases and related products and proceeds of the foregoing are contributed by the Member to the Company.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or general partnership or managing member interests, by contract or otherwise. “Controlling” and “Controlled” shall have correlative meanings.  Without limiting the generality of the foregoing, a Person shall be deemed to Control any other Person in which it owns, directly or indirectly, a majority of the ownership interests.

“Covered Persons” has the meaning set forth in Section 18(a).

“Customer” has the meaning set forth in Section 7(ix).

“Equipment” means Bulk Gas equipment systems, Bulk Gas delivery equipment, Bulk Gas storage equipment, Bulk Gas maintenance, refurbishment and repair equipment, trucks, custom made additions for trucks and other related equipment and fixtures, all as described in the Contribution Agreement, it being understood that the term Equipment is to be construed broadly, consistent with permitting the Company to carry out its business purposes, is not to be limited to the Equipment described in and transferred to the Company pursuant to the Contribution Agreement, and includes all equipment that may be acquired or leased by the Company from third parties after the date of the Contribution Agreement and all “Equipment” as defined in the Indenture.

“Employee Company” has the meaning set forth in Section 7(ix).

“Indenture”  means, that certain base indenture, dated as of May 28, 2008, by and among the Company, the Member, the Contract Holder, the IP Holder and U.S. Bank National Association as administrative agent and trustee, and any supplements and amendments thereto.

“Independent Manager” means a natural person who, for the five-year period prior to his or her appointment as the Independent Manager, has not been, and during the continuation of his or her service as the Special Member and/or the Independent Manager will not be: (i) an employee, director, stockholder, partner or officer of the Company or any of its Affiliates (other than in his or her service as an Independent Manager, Special Member or other similar capacities of the Company or any of its Affiliates); (ii) a customer or supplier of the Company or any of its Affiliates; or (iii) any member of the immediate family of a person described in (i) or (ii) above.  Notwithstanding anything to the contrary contained herein, the Independent Manager of the Company shall be permitted to serve as an independent manager, independent director or in another similar capacity of other special purpose entities which are now, or may in the future be, established by any Affiliate of the Company or any member of the Company.  Notwithstanding any other provision of this Agreement or the Act, an Independent Manager is not a “manager” of the Company within the meaning of Section 18-101(10) of the Act.

“Intellectual Property” shall mean any and all of the following in any jurisdiction throughout the world, whether registered or unregistered: trademarks, service marks, trade names, trade dress, designs, logos, slogans, domain names, and other indicia of source or origin, and all goodwill of any business associated or connected therewith or symbolized thereby; copyrights, copyrightable works and mask works; trade secrets and all other confidential or proprietary know how, inventions, processes, procedures, methods, techniques, discoveries, non-patentable inventions, industrial designs, improvements, ideas, designs, models, formulae, algorithms, patterns, compilations, data collections, drawings, blueprints, devices, customer lists, technical information and data, specifications, research and development information, engineering drawings, operating and maintenance manuals, recipes, supplier lists, pricing and cost information, business plans and other similar information and rights; patents and inventions (whether or not patentable or reduced to practice) described and claimed therein, patent applications, divisions, continuations, continuations-in-part, extensions, provisional patent applications, reexaminations, and reissues thereof, and improvements thereto; rights in computer programs, including in both source code and object code therefor, together with all utilities, routines, data, databases, firmware, related documentation and explanatory materials, including any copyrights, patents and know-how contained in any of the foregoing; and all other proprietary and intellectual property rights, and all registrations and applications for registration of any of the foregoing, all as described in the Contribution Agreements to be entered into between NuCO2 and the Member and the Member and the IP Holder, it being understood that the term Intellectual Property is to be construed broadly, consistent with permitting the Company and its Affiliates to carry out their business purposes, is not to be limited to the Intellectual Property described in and transferred to the Member by NuCO2 and to the IP Holder by the Member pursuant to the applicable Contribution Agreements, and includes all intellectual property that may be developed by the IP Holder or acquired or licensed by the IP Holder from third parties, in each case after the date of such Contribution Agreements.

“IP Holder” has the meaning set forth in Section 7(viii).

“Leases” means the leases with third parties pursuant for (i) delivery trucks and other Equipment and (ii) Service Locations, either (a) described in and transferred to the Company pursuant to the Contribution Agreement or (b) entered into by the Company with third parties after the date of the Contribution Agreement and all “Real Estate Leases” and “Delivery Truck Leases” as defined in the Indenture.

“Management Agreement” means that certain Management Agreement in the form attached hereto as Schedule C, including any amendments thereto, the terms of which shall be deemed incorporated into, and a part of, this Agreement.

“Material Action” means to consolidate or merge the Company with or into any Person, or sell all or substantially all of the assets of the Company, or to institute proceedings to have the Company be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Company or file a petition seeking, or consent to, reorganization or relief with respect to the Company under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property, or make any assignment for the benefit of creditors of the Company, or admit in writing the Company’s inability to pay its debts generally as they become due, or take action in furtherance of any such action, or, to the fullest extent permitted by law, dissolve or liquidate the Company.

“Member” means NuCO2 Funding LLC, a Delaware limited liability company, as the initial member of the Company, and includes any Person admitted as an additional member of the Company or a substitute member of the Company pursuant to the provisions of this Agreement, each in its capacity as a member of the Company; provided, however, the term “Member” shall not include the Special Member.

“NuCO2” has the meaning set forth in Section 7(viii).

“Obligations” shall mean the indebtedness, liabilities and obligations of the Company in connection with the Basic Documents or any related document as in effect as of any date of determination.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, limited partnership, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.

“Related Documents” means the documents related to the Indenture and the transactions contemplated thereby, including, but not limited to, the Notes, the Account Control Agreements, each Note Purchase Agreement, the Contribution Agreements, the Transaction Management Agreement, the Master Management Agreement, the Pledge Agreement, the Replacement Management Agreement, the Securitization IP License Agreements, the Employee Services Agreement, the Delivery and Customer Services Agreement, the Account Agreements, any Enhancement Agreements and any Interest Rate Hedges (as all such documents are defined in the Indenture).

“Service Locations” means corporate headquarters, refurbishment centers, disaster recovery centers, call centers and any stationary or mobile service locations.

“Special Member” means, upon such person’s admission to the Company as a member of the Company pursuant to Section 5(c), the person acting as the Independent Manager, in such person’s capacity as a member of the Company.  The Special Member shall only have the rights and duties expressly set forth in this Agreement.

“Subsidiary” means, with respect to any Person (herein referred to as the ‘‘parent’’), any corporation, partnership, limited liability company, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held by the parent or (b) that is, at the time any determination is being made, otherwise controlled, by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent.

“Supply Contracts” means the contracts with third party suppliers of (i) Bulk Gas and (ii) Bulk Gas equipment systems, either (a) described in and transferred to the Company pursuant to the Contribution Agreement or (b) entered into by the Company with third parties after the date of the Contribution Agreement.

B.            Rules of Construction

Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms.  The words “include” and “including” shall be deemed to be followed by the phrase “without limitation,” and words of masculine, feminine or neuter gender shall mean and include the correlative words of the other genders.  The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, paragraph or subdivision.  The Section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement.  All Section, paragraph, clause, Exhibit or Schedule references not attributed to a particular document shall be references to such parts of this Agreement.

SCHEDULE B

Member

Name	Mailing Address	Agreed Value of Capital Contribution	Limited Liability Company Interest
NuCO2 Funding LLC	2800 S.E. Market Place, Stuart, Florida 34997	$1.00	100%

B-1

SCHEDULE C

Form of Management Agreement

See Attached

Management Agreement

[DATE], 2008

NuCO2 Supply LLC

2800 S.E. Market Place,

Stuart, Florida 34997

Re:  Management Agreement — NuCO2 Supply LLC

Ladies and Gentlemen:

For good and valuable consideration, the undersigned Person, who has been designated as an Independent Manager of NuCO2 Supply LLC, a Delaware limited liability company (the “Company”), in accordance with the Amended and Restated Limited Liability Company Agreement of the Company, dated as of May 28, 2008, as it may be amended or restated from time to time (the “LLC Agreement”), hereby agrees as follows:

1.             The undersigned accepts such Person’s rights and authority as an Independent Manager under the LLC Agreement and agrees to perform and discharge such Person’s duties and obligations as an Independent Manager under the LLC Agreement, and further agrees that such rights, authorities, duties and obligations under the LLC Agreement shall continue until such Person’s successor as an Independent Manager is designated or until such Person’s resignation or removal as an Independent Manager in accordance with the LLC Agreement.

2.             So long as any Obligation is outstanding, the undersigned agrees, solely in its capacity as a creditor of the Company on account of any indemnification or other payment owing to the undersigned by the Company, not to acquiesce, petition or otherwise invoke or cause the Company to invoke the process of any court or governmental authority for the purpose of commencing or sustaining an involuntary case against the Company under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Company or any substantial part of the property of the Company or ordering the winding up or liquidation of the affairs of the Company.

3.             THIS MANAGEMENT AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, AND ALL RIGHTS AND REMEDIES SHALL BE GOVERNED BY SUCH LAWS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

Initially capitalized terms used and not otherwise defined herein have the meanings set forth in the LLC Agreement.

This Management Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Management Agreement and all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Management Agreement as of the day and year first above written.

INDEPENDENT MANAGER:

Name: Michelle Dreyer